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                        SHAW PITTMAN POTTS & TROWBRIDGE

               A Partnership Including Professional Corporations
                              2300 N Street, N.W.
                            Washington, D.C. 20037


                              September 18, 1997


Snyder Communications, Inc.
6903 Rockledge Drive
15th Floor
Bethesda, Maryland  20817

Ladies and Gentlemen:

     We have acted as counsel for Snyder Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration of 14,055,179 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), pursuant to a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (No. 333-33691) (the "Registration Statement"), with the proposed sale of certain of the Shares to the public through certain underwriters, and with the execution by certain selling stockholders of a forward purchase contract with respect to certain of the Shares. Of the maximum of 8,880,179 Shares of Common Stock to be offered and sold, certain Shares are to be offered by the Company on a firm commitment underwritten basis, certain Shares are to be offered by certain stockholders of the Company (the "Primary Selling Stockholders") on a firm commitment underwritten basis, certain Shares will be offered by a former employee of the Company upon exercise by him of outstanding options on a firm commitment underwritten basis (the "Option Selling Stockholder"), and certain Shares will be offered by certain other stockholders of the Company (the "Over-Allotment Selling Stockholders," and, collectively with the Primary Selling Stockholders and the Option Selling Stockholder, the "Selling Stockholders") pursuant to 30-day options granted by the Over-Allotment Selling Stockholders to the underwriters solely to cover over-allotments. All of the maximum 5,175,000 shares (including 675,000 shares subject to the underwriters'
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SNYDER COMMUNICATIONS, INC.

September 18, 1997
Page 2

over-allotment option) to be subject to the forward purchase contract are being pledged by certain stockholders of the Company (the "Forward Purchase Stockholders").

     Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and the Selling Stockholders and such other instruments as we have deemed necessary, and upon the laws as presently in effect, we are of the opinion that:

1. The shares of Common Stock to be offered by the Company pursuant to the Registration Statement have been duly authorized for issuance by the Company and, upon issuance and delivery in accordance with the terms of the purchase agreements referred to in the Registration Statement, will be fully paid and non-assessable.

2. The shares of Common Stock of the Company to be offered by the Primary Selling Stockholders, the Over-Allotment Selling Stockholders and the Forward Purchase Stockholders pursuant to the Registration Statement have been duly authorized, were validly issued and are fully paid and non-assessable.

3. The shares of Common Stock of the Company to be offered by the Option Selling Stockholder pursuant to the Registration Statement have been duly authorized and, upon issuance by the Company, will be validly issued, fully paid and non-assessable.
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SNYDER COMMUNICATIONS, INC.

September 18, 1997
Page 3


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the prospectuses that constitute a part of the Registration Statement.

                                        Sincerely,

                                        /s/ SHAW PITTMAN POTTS & TROWBRIDGE

                                        Shaw Pittman Potts & Trowbridge